File No. 070-

                       Securities and Exchange Commission
                                Washington, D.C.

                                    FORM U5A

                          NOTIFICATION OF REGISTRATION
                         Filed under Section 5(a) of the
                   Public Utility Holding Company Act of 1935

                      -------------------------------------

     The undersigned holding companies hereby notify the Securities and Exchange Commission that they register under and pursuant to the provisions of Section 5(a) of the Public Utility Holding Company Act of 1935 and furnish the following information as to the registrants and subsidiary companies thereof:

         1.  Exact name of registrants:

                           Emera Incorporated
                           Emera US Holdings Inc.
                           BHE Holdings Inc.

         2.  Address of principal executive offices:

                           Mailing Address:
                           Emera Inc.
                           P.O. Box 910
                           Halifax, Nova Scotia
                           Canada B3J2 W5

                           Street Address:
                           1894 Barrington Street
                           18th Floor Barrington Tower
                           Halifax, Nova Scotia
                           Canada B3J2 W5



          3. Name and address of officer to whom notices and communications should be addressed:

                           Richard J. Smith
                           Corporate Secretary and General Counsel
                           Emera Inc.
                           P.O. Box 910
                           Halifax, Nova Scotia
                           Canada B3J2 W5

                           Tel: 902-428-6520
                           Fax: 902-428-6171


          4. Required information regarding the registrant and each subsidiary company thereof (indented to reflect parent-subsidiary relationships):

--------------------------------------------- ------------------ ---------------- ----------------------------------
Name of Company                               Form of            Country or       Type of Business
                                              Organization       U.S. State of
                                              (using the         Organization
                                              terminology of
                                              jurisdiction)
--------------------------------------------- ------------------ ---------------- ----------------------------------
Emera Inc.                                    Corporation        Canada           Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
     Emera US Holdings Inc.                   Corporation        Delaware         Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         BHE Holdings Inc.                    Corporation        Delaware         Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
     Nova Scotia Power Inc.                   Corporation        Canada           Electric utility company
--------------------------------------------- ------------------ ---------------- ----------------------------------
     NS Power Services Ltd.                   Corporation        Canada           Inactive
--------------------------------------------- ------------------ ---------------- ----------------------------------
         NSP Trigen Inc.                      Corporation        Canada           Inactive
--------------------------------------------- ------------------ ---------------- ----------------------------------
     Enercom Inc.                             Corporation        Canada           Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Emera Fuels Inc.                     Corporation        Canada           Supplies furnace and fuel oil,
                                                                                  lubricants, diesel, and gasoline
                                                                                  products
--------------------------------------------- ------------------ ---------------- ----------------------------------
     Stellarton Basin Coal Gas Inc.           Corporation        Canada           Participates in joint venture to
                                                                                  explore and develop methane gas
                                                                                  reserves
--------------------------------------------- ------------------ ---------------- ----------------------------------
     Strait Energy Inc.                       Corporation        Canada           Sells steam energy
--------------------------------------------- ------------------ ---------------- ----------------------------------
     510845 N.B. Inc.                         Corporation        Canada           Provides electric utility
                                                                                  services
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Cablecom Ltd.                        Corporation        Canada           Designs, engineers, maintains,
                                                                                  and installs fiber optic and
                                                                                  wireless communication
                                                                                  applications
--------------------------------------------- ------------------ ---------------- ----------------------------------
              Fibretek Inc.                   Corporation        Canada           Designs, engineers, maintains,
                                                                                  and installs fiber optic and
                                                                                  wireless communication
                                                                                  applications
--------------------------------------------- ------------------ ---------------- ----------------------------------
     NSP Pipeline Management Ltd.             Corporation        Canada           Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Martimes and Northeast Pipeline      Corporation        Canada           Operates natural gas pipeline
         Management Ltd.*
--------------------------------------------- ------------------ ---------------- ----------------------------------
     NSP Pipeline Inc.                        Corporation        Canada           Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Martimes and Northeast Pipeline      Limited            Canada           Owns natural gas pipeline
         Limited Partnership*                 Partnership
--------------------------------------------- ------------------ ---------------- ----------------------------------
     NSP US Holdings Inc.                     Corporation        Delaware         Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         NSP Investments Inc.                 Corporation        Delaware         Facilitates acquisition financing
--------------------------------------------- ------------------ ---------------- ----------------------------------
              Scotia Holdings Inc.            Corporation        Delaware         Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
                  Nova Power Holdings Inc.    Corporation        Delaware         Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
                      Scotia Power U.S. Ltd.  Corporation        Delaware         Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
                           Maritimes and      Limited            Delaware         Owns natural gas pipeline
                           Northeast Pipeline Liability Company
                           L.L.C.*
--------------------------------------------- ------------------ ---------------- ----------------------------------
     1447585 Ontario Ltd.                     Corporation        Canada           Inactive
--------------------------------------------- ------------------ ---------------- ----------------------------------
     3054167 Nova Scotia Ltd.                 Corporation        Canada           Inactive
--------------------------------------------- ------------------ ---------------- ----------------------------------
     Emera Energy Inc.                        Corporation        Canada           Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         30566567 Nova Scotia Ltd.            Corporation        Canada           Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
              3056568 Nova Scotia Ltd.        Corporation        Canada           Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
                  Emera Offshore Inc.         Corporation        Canada           Holds assets related to offshore
                                                                                  natural gas production
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Emera Energy U.S. Subsidiary         Corporation        Delaware         Holding company
         No. 1, Inc.
--------------------------------------------- ------------------ ---------------- ----------------------------------
              Emera Energy U.S. Subsidiary    Corporation        Delaware         Holding company
              No. 2, Inc.
--------------------------------------------- ------------------ ---------------- ----------------------------------
                  Greyhawk Gas Storage        Limited            Delaware         Designs, develops, owns, and
                  Company, L.L.C.*            Liability Company                   operates gas storage facilities
                                                                                  in Northeast U.S.
--------------------------------------------- ------------------ ---------------- ----------------------------------
     Bangor Hydro-Electric Company            Corporation        Maine            Electric utility and holding
                                                                                  company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Maine Electric Power Company, Inc.   Corporation        Maine            Public utility company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Bangor Var Co., Inc.                 Corporation        Maine            Holding company
--------------------------------------------- ------------------ ---------------- ----------------------------------
              Chester SVC                     Partnership        Maine            Electric utility company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Bangor Energy Resale, Inc.           Corporation        Maine            Financing company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         CareTaker, Inc.                      Corporation        Maine            Security alarm services
--------------------------------------------- ------------------ ---------------- ----------------------------------
         East Branch Improvement Company      Corporation        Maine            Inactive
--------------------------------------------- ------------------ ---------------- ----------------------------------
              Godfrey's Falls Dam Company     Corporation        Maine            Inactive
--------------------------------------------- ------------------ ---------------- ----------------------------------
              Sawtelle Brook Dam &            Corporation        Maine            Inactive
              Improvement Company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Sebois Dam Company                   Corporation        Maine            Inactive
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Pleasant Rivert Gulf Improvement     Corporation        Maine            Inactive
         Company
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Bangor Fiber Company, Inc.           Corporation        Maine            Owns and leases fiber optic
                                                                                  communications cable
--------------------------------------------- ------------------ ---------------- ----------------------------------
         Bangor Line Company                  Corporation        Maine            Constructs and maintains
                                                                                  electric transmission and
                                                                                  distribution lines
--------------------------------------------- ------------------ ---------------- ----------------------------------

     *Maritimes and Northeast Pipelines Management Ltd., Maritimes and Northeast
     Pipeline Limited Partnership, Maritimes and Northeast Pipeline L.L.C., and
     Greyhawk Gas Storage Company, L.L.C., are exempt from all obligations, duties or liabilities imposed upon them by the Act as a subsidiary or as an affiliate of a registered holding company thereof, as such terms are respectively defined in Sections 2(a)(8)(A) and 2(a)(11) of the Act.




                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrants have caused this notification of registration to be duly signed on their behalf in the Halifax, Nova Scotia, Canada on the 11th day of October 2001.



                                         By:_________________________________
                                         Richard J. Smith
                                         Corporate Secretary and General Counsel
                                         Emera Inc.



                                         By:_________________________________
                                         Richard J. Smith
                                         Assistant Corporate Secretary
                                         Emera US Holdings Inc.



                                         By:_________________________________
                                         Richard J. Smith
                                         Assistant Corporate Secretary
                                         BHE Holdings Inc.


Attest:



___________________


                                  VERIFICATION


Halifax, Nova Scotia
Canada


The undersigned being duly sworn and deposes and says that he has duly executed the attached notification of registration dated October 11, 2001 for and on behalf of Emera Incorporated, Emera US Holdings Inc., and BHE Holdings Inc.; that he is the Corporate Secretary and General Counsel of Emera Incorporated and the Assistant Corporate Secretary each of Emera US Holdings Inc. and BHE Holdings Inc.; and that all action by stockholders, directors and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.




                                            /s/
                                               ---------------------------------
                                            Richard J. Smith



(Official Seal)

Subscribed and sworn to before me, a Commissioner of the Supreme Court of Nova Scotia, this 11th day of October 2001.




/s/
   ------------------------------